Exhibit 99.1

SECOND AMENDMENT TO THE RESEARCH AGREEMENT

This SECOND AMENDMENT TO THE RESEARCH AGREEMENT ("Second Amendment") is executed to be effective this 31st day of December 2005 ("Second Amendment Effective Date"), by and between Trimeris, Inc. ("Trimeris"), and F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, "Roche") (Roche and Trimeris together referred to as the "Parties").

1. Trimeris and Roche have previously entered into a Research Agreement (including its Appendices) effective as of the 1st day of January, 2000 (the "Research Agreement"), and a First Amendment to the Research Agreement (including its Appendices) effective as of the 13th day of November, 2003 (the "First Amendment"), which set forth the Parties' rights, duties and obligations under the Research Agreement.

2. Trimeris and Roche desire to execute a Second Amendment to the Agreement to extend the term of the Joint Research Plan, and Section 13.7 of the Research Agreement permits the Parties to amend the Research Agreement to provide for changes or modifications of the Agreement mutually desired by Trimeris and Roche.

3. Trimeris and Roche have previously agreed that Roche has paid in full for all activities conducted by or on behalf of Trimeris under the Research Agreement up to and including the Second Amendment Effective Date. No further amounts are due or owing from Roche to Trimeris under the Research Agreement up to and including the Second Amendment Effective Date.

4. In consideration for the foregoing promises and for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties hereby agree as follows.

  Section 3.6 of the Research Agreement shall be amended to indicate that the period of the Joint Research Plan shall be extended for a term of twelve (12) months, the extended term beginning on 01 January 2006 and ending on 31 December 2006 ("Extended Term").
  A Joint Research Plan and Budget for the Extended Term, including estimated FTE and Third Party Costs therefor, will be agreed upon by Trimeris and Roche with the goal of reaching agreement by no later than 31st March 2006, and upon such agreement, the Joint Research Plan and Budget for the Extended Term shall be attached as Appendix E to the Research Agreement.
  Entire Agreement. This Second Amendment, along with the Research Agreement and the First Amendment previously executed by the parties, shall constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. All other terms of the Agreement shall remain in full force and effect. To the extent that there is any inconsistencies between the terms of the Research Agreement, the terms of the First Amendment and/or the terms of the Second Amendment, the terms of this Second Amendment shall prevail in effect.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment to be effective as of the day and year first written above.

TRIMERIS, INC.

By: /s/ Steven D. Skolsky

Steven D. Skolsky

Chief Executive Officer

F. HOFFMANN-LA ROCHE LTD

By: /s/ Peter Hug

Name: Peter Hug

Title: Executive VP. Pharma Partnering

HOFFMANN-LA ROCHE INC.

By: /s/ Dennis E. Burns

Name: Dennis E. Burns

Title: Vice President, Global Head of

Business Development

F. HOFFMANN-LA ROCHE LTD

By: /s/ Stefan Arnold

Name: Stefan Arnold

Title: Legal Counsel